                                             Exhibit 99.1

News Release
U.S. Silica Holdings, Inc. Announces First Quarter 2020 Results

•	First quarter revenue of $269.6 million

•	GAAP and adjusted EPS for the quarter of $(0.98) and $(0.03) per share, respectively

•	Right-sized Oil & Gas segment structure through comprehensive cost reduction measures and continued optimization of manufacturing and transload network

•	Industrial & Specialty Products segment delivered double-digit growth in profitability

Katy, Texas, May 1, 2020 – U.S. Silica Holdings, Inc. (NYSE: SLCA), a diversified industrial minerals company and the leading last-mile logistics provider to the oil and gas industry (the “Company”), today announced first quarter 2020 results, including a net loss of $72.3 million, or $(0.98) per basic and diluted share.
The first quarter results were negatively impacted by $103.9 million or $1.07 per share in goodwill and other asset impairments, $2.2 million or $0.02 per share in costs related to plant startup and expansion, $1.1 million or $0.01 per share in facility closure costs, $0.6 million or $0.01 per share related to merger and acquisition expenses, partly offset by $15.2 million or $0.16 per share in other adjustments, resulting in adjusted EPS for the first quarter of $(0.03) per basic and diluted share.
“I’d like to congratulate my colleagues on delivering a solid first quarter in 2020 while appropriately prioritizing personal health and safety,” said Bryan Shinn, chief executive officer. “Despite the COVID-19 pandemic and energy market headwinds, we experienced minimal operational disruptions during the quarter thanks to the efforts of our team. While we recognize the challenges that lie ahead in our Oil & Gas segment, we are encouraged by the resilience of our Industrial & Specialty Products segment, which delivered double-digit profitability growth in the quarter.”
“Looking ahead, we expect that our diatomaceous earth and specialty clay product lines in particular will continue to perform relatively well, spurred by strong demand for food and beverage filtration media. In our Oil & Gas segment, we expect that volumes and loads will directionally track completions activity, but, as with the 2015-2016 oilfield downturn, we expect to gain market share this year due to our attractive, low cost offerings,” he added.
“We also remain laser focused on liquidity management and have rapidly aligned our cost structure and capacity with changing customer demand, which we believe will allow us to emerge from this downturn leaner, stronger and well-positioned to capitalize when the inevitable rebound occurs,” he concluded.
First Quarter 2020 Highlights
Total Company

•	Revenue of $269.6 million for the first quarter of 2020 compared with $339.1 million in the fourth quarter of 2019, down 20% sequentially and down 29% from the first quarter of 2019.

•	Overall tons sold of 4.161 million for the first quarter of 2020 compared with 4.204 million tons sold in the fourth quarter of 2019, down 1% sequentially and down 14% from the first quarter of 2019.

•	Contribution margin of $76.2 million for the first quarter of 2020 compared with $107.1 million in the fourth quarter of 2019, down 29% sequentially and down 26% from the first quarter of 2019.

•
Net loss of $72.3 million, or $0.98 loss per basic and diluted share, for the first quarter of 2020, compared with net loss of $19.3 million, or $0.26 loss per basic and diluted share, for the first quarter of 2019.

•	Adjusted EBITDA of $48.2 million for the first quarter of 2020 compared with $73.6 million in the fourth quarter of 2019, down 34% sequentially and down 30% from the first quarter of 2019.

Industrial and Specialty Products

•	Revenue of $113.9 million for the first quarter of 2020 compared with $104.8 million in the fourth quarter of 2019, up 9% sequentially and down 4% from the first quarter of 2019.

•	Tons sold totaled 0.959 million for the first quarter of 2020 compared with 0.842 million tons sold in the fourth quarter of 2019, up 14% sequentially and down 1% from the first quarter of 2019.

•
Segment contribution margin of $43.3 million, or $45.20 per ton, for the first quarter of 2020 compared with $39.1 million in the fourth quarter of 2019, up 11% sequentially and down 3% from the first quarter of 2019.

The Industrial & Specialty Products segment experienced an 11% sequential increase in contribution margin, driven by overall growth in sales volumes and increased sales of higher-margin specialty products. In the first quarter, the Company grew its market share in the global diatomaceous earth filtration market by executing new contracts and extending current contracts with multiple multinational alcoholic beverage and brewing companies. The Company also raised prices and expanded margins in certain markets and signed a new contract with a global building products & equipment manufacturer, with volumes contracted through 2025.
Oil & Gas

•	Revenue of $155.7 million for the first quarter of 2020 compared with $234.3 million in the fourth quarter of 2019, down 34% sequentially and down 40% from the first quarter of 2019.

•	Tons sold of 3.202 million for the first quarter of 2020 compared with 3.362 million tons sold in the fourth quarter of 2019, down 5% sequentially and down 17% from the first quarter of 2019.

•
Segment contribution margin of $32.9 million, or $10.27 per ton, for the first quarter of 2020 compared with $68.0 million in the fourth quarter of 2019, down 52% sequentially and down 44% from the first quarter of 2019.

In the Oil & Gas segment, the Company sold 3.202 million tons in the first quarter, down 5% from the prior quarter, as a result of slowing demand for Northern White Sand and the idling of the Tyler facility. However, pricing improved 3% during the quarter, driven primarily by gains in West Texas. The improvement in pricing, combined with significant cost reductions driven by the continued optimization of its transload network and efficiency improvements at its West Texas operations, resulted in a doubling of contribution margin dollars when adjusting for the one-time customer shortfall penalty recognized in the prior quarter.
In the first quarter, the Company signed a new contract with a leading energy customer. SandBox loads declined 14% during the quarter due to lower demand in the Mid-Con, South Texas and Rockies regions. The negotiated settlement acquisition of Arrows Up, which closed during the quarter, was accretive to first-quarter earnings and the Company is excited to welcome the Arrows Up team to its portfolio of dynamic offerings.
Capital Update
As of March 31, 2020, the Company had $144.7 million in cash and cash equivalents and $68.5 million, including $6.5 million allocated for letters of credit, available under its credit facilities. Total debt outstanding under our credit facilities as of March 31, 2020 was $1.244 billion.
Capital expenditures in the first quarter totaled $16.1 million and were primarily related to the payment of capital expenditures accrued in 2019 and improvements and expansions at the Company's industrial facilities in Millen, Georgia, and Columbia, South Carolina.

The Company’s forecast of capital expenditures for the full year 2020 is expected to be $30.0 million, at the low end of the previously announced guidance of $30.0 to $40.0 million and 75% lower than 2019 capital expenditures of $118.4 million.
Outlook and Guidance
Due to the sharp decline in crude oil prices and the expected reduction in well completions, the Company expects its Oil & Gas segment sales next quarter to decline sharply. However, the Company’s costs in this segment are highly variable and the Company will continue to right-size its operations accordingly. In response to these challenging conditions, the Company has idled or curtailed production at several facilities, reducing its staffed annual Oil & Gas production capacity from 24 million tons to 6 million tons.
The Company expects a limited impact to its Industrial & Specialty Products segment, with sales volumes generally tracking GDP trends. The Company expects a decline in the segment’s second-quarter sales as a result of temporary shutdowns by some customers in April and May related to COVID-19 and a slowing demand environment for some end markets like building products and automotive. However, the Company expects demand for other products, including diatomaceous earth and specialty clays used for the filtration of food and beverages, to remain relatively strong.
Conference Call
U.S. Silica will host a conference call for investors today, May 1, 2020 at 7:30 a.m. Central Time to discuss these results. Hosting the call will be Bryan Shinn, chief executive officer and Don Merril, executive vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the "Investor Resources" section of the Company's website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13702887. The replay will be available through June 1, 2020.
About U.S. Silica
U.S. Silica Holdings, Inc. is a global performance materials company and last-mile logistics provider and is a member of the Russell 2000 Index. The Company is a leading producer of commercial silica used in a wide range of industrial applications and in the oil and gas industry. Over its 120-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 400 diversified product types to customers across its multiple end markets. U.S. Silica's wholly owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company currently operates 23 mines and production facilities. The Company is headquartered in Katy, Texas and has offices in Reno, Nevada, Chicago, Illinois and Houston, Texas.
Forward-looking Statements
The presentation referred to above contains “forward-looking statements” within the meaning of the federal securities laws - that is, statements about the future, not about past events. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “could,” “can have,” “likely” and other words and terms of similar meaning. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding the Company’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, ability to reduce costs or idle plants, the impacts of COVID-19 on the Company’s operations, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are global economic conditions; the effect of the COVID-19 pandemic on markets the Company serves, fluctuations in demand for commercial silica, diatomaceous earth, perlite, clay and cellulose; fluctuations in demand for frac sand or the development of either effective alternative proppants or new processes to replace hydraulic fracturing; the entry of competitors into our marketplace; changes in production spending by companies in the oil and gas industry and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; pricing pressure; weather and seasonal factors; the cyclical nature of our customers’ business; our inability to meet our financial and performance targets and other forecasts or expectations; our substantial indebtedness and pension obligations, including restrictions on our operations imposed by our indebtedness; operational modifications, delays or cancellations; prices for electricity, natural gas and diesel fuel; our ability to maintain our transportation network; changes in government regulations and regulatory requirements, including those related to mining, explosives, chemicals, and oil and gas production; silica-related health issues and corresponding litigation; and other risks and uncertainties detailed in this press release and our Forms 10-K, 10-Q, and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. The forward-looking statements speak only as of the date of the presentation referred to above, and we disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

U.S. SILICA HOLDINGS, INC.
SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Total sales	$269,599	$339,059	$378,750
Total cost of sales (excluding depreciation, depletion and amortization)	201,317	257,962	297,538
Operating expenses:
Selling, general and administrative	30,052	37,325	34,656
Depreciation, depletion and amortization	38,449	42,819	44,600
Goodwill and other asset impairments	103,866	363,717	—
Total operating expenses	172,367	443,861	79,256
Operating (loss) income	(104,085)	(362,764)	1,956
Other (expense) income:
Interest expense	(22,277)	(22,996)	(23,978)
Other income, net, including interest income	17,671	443	722
Total other expense	(4,606)	(22,553)	(23,256)
Loss before income taxes	(108,691)	(385,317)	(21,300)
Income tax benefit	36,086	91,892	1,972
Net loss	$(72,605)	$(293,425)	$(19,328)
Less: Net loss attributable to non-controlling interest	(260)	(554)	(4)
Net loss attributable to U.S. Silica Holdings, Inc.	$(72,345)	$(292,871)	$(19,324)

Loss per share attributable to U.S. Silica Holdings, Inc.:
Basic	$(0.98)	$(3.99)	$(0.26)
Diluted	$(0.98)	$(3.99)	$(0.26)
Weighted average shares outstanding:
Basic	73,467	73,343	73,040
Diluted	73,467	73,343	73,040
Dividends declared per share	$0.02	$0.06	$0.06

U.S. SILICA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; dollars in thousands)

	March 31, 2020	December 31, 2019

ASSETS
Current Assets:
Cash and cash equivalents	$144,701	$185,740
Accounts receivable, net	232,855	182,238
Inventories, net	119,084	124,432
Prepaid expenses and other current assets	17,926	16,155
Income tax deposits	—	475
Total current assets	514,566	509,040
Property, plant and mine development, net	1,487,221	1,517,587
Operating lease right-of-use assets	48,847	53,098
Goodwill	185,649	273,524
Intangible assets, net	181,597	183,815
Other assets	15,244	16,170
Total assets	$2,433,124	$2,553,234
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$196,959	$248,237
Current portion of operating lease liabilities	50,402	53,587
Current portion of long-term debt	40,233	18,463
Current portion of deferred revenue	9,799	15,111
Total current liabilities	297,393	335,398
Long-term debt, net	1,212,264	1,213,985
Deferred revenue	38,310	35,523
Liability for pension and other post-retirement benefits	65,475	58,453
Deferred income taxes, net	33,940	38,585
Operating lease liabilities	108,741	117,964
Other long-term liabilities	37,407	36,746
Total liabilities	1,793,530	1,836,654
Stockholders’ Equity:
Preferred stock	—	—
Common stock	824	823
Additional paid-in capital	1,187,962	1,185,116
Retained deficit	(353,862)	(279,956)
Treasury stock, at cost	(181,369)	(180,912)
Accumulated other comprehensive loss	(25,060)	(19,854)
Total U.S. Silica Holdings, Inc. stockholders’ equity	628,495	705,217
Non-controlling interest	11,099	11,363
Total stockholders' equity	639,594	716,580
Total liabilities and stockholders’ equity	$2,433,124	$2,553,234

Non-GAAP Financial Measures
Segment Contribution Margin
Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes selling, general, and administrative costs, corporate costs, plant capacity expenses, and facility closure costs.
The following table sets forth a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to segment contribution margin.

(All amounts in thousands)	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Sales:
Oil & Gas Proppants	$155,715	$234,273	$260,477
Industrial & Specialty Products	113,884	104,786	118,273
Total sales	269,599	339,059	378,750
Segment contribution margin:
Oil & Gas Proppants	32,891	67,993	58,588
Industrial & Specialty Products	43,348	39,114	44,561
Total segment contribution margin	76,239	107,107	103,149
Operating activities excluded from segment cost of sales	(7,957)	(26,010)	(21,937)
Selling, general and administrative	(30,052)	(37,325)	(34,656)
Depreciation, depletion and amortization	(38,449)	(42,819)	(44,600)
Goodwill and other asset impairments	(103,866)	(363,717)	—
Interest expense	(22,277)	(22,996)	(23,978)
Other income, net, including interest income	17,671	443	722
Income tax benefit	36,086	91,892	1,972
Net loss	$(72,605)	$(293,425)	$(19,328)
Less: Net loss attributable to non-controlling interest	(260)	(554)	(4)
Net loss attributable to U.S. Silica Holdings, Inc.	$(72,345)	$(292,871)	$(19,324)

Adjusted EBITDA
Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income (loss) as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA:

(All amounts in thousands)	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Net loss attributable to U.S. Silica Holdings, Inc.	$(72,345)	$(292,871)	$(19,324)
Total interest expense, net of interest income	22,194	22,366	22,920
Provision for taxes	(36,086)	(91,892)	(1,972)
Total depreciation, depletion and amortization expenses	38,449	42,819	44,600
EBITDA	(47,788)	(319,578)	46,224
Non-cash incentive compensation (1)	2,847	5,340	4,045
Post-employment expenses (excluding service costs) (2)	613	434	552
Merger and acquisition related expenses (3)	609	16,274	4,783
Plant capacity expansion expenses (4)	2,190	1,347	8,571
Contract termination expenses (5)	—	822	1,000
Goodwill and other asset impairments (6)	103,866	363,717	—
Business optimization projects (7)	19	—	6
Facility closure costs (8)	1,097	2,114	—
Gain on valuation change of royalty note payable(9)	—	(750)	—
Other adjustments allowable under the Credit Agreement (10)	(15,207)	3,857	3,638
Adjusted EBITDA	$48,246	$73,577	$68,819

(1)	Reflects equity-based, non-cash compensation expense.
(2)
Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. Non-service net periodic benefit costs are not considered reflective of our operating performance because these costs do not exclusively originate from employee services during the applicable period and may experience periodic fluctuations as a result of changes in non-operating factors, including changes in discount rates, changes in expected returns on benefit plan assets, and other demographic actuarial assumptions.

(3)
Merger and acquisition related expenses include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items such as the amortization of inventory fair value step-up, information technology integration costs and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as we continue to integrate prior acquisitions and pursue any future acquisitions.

(4)
Plant capacity expansion expenses include expenses that are not inventoriable or capitalizable as related to plant expansion projects greater than $5 million in capital expenditures or plant start up projects. While these expenses are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future if we continue to pursue future plant capacity expansion.

(5)
Reflects contract termination expenses related to strategically exiting a service contract. While these expenses are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future as we continue to strategically evaluate our contracts.

(6)
The three months ended March 31, 2020 reflect $103.9 million of asset impairments related to goodwill, long-lived assets and inventory related to idled facilities in our Oil & Gas Proppants reporting segment. These impairments were a result of the overall global decline in demand for crude oil coupled with economic disruptions related to the containment measures for COVID-19. The three months ended December 31, 2019 reflect $363.7 million of asset impairments related to long-lived assets, operating lease right-of-use assets, inventory and intangible assets in our Oil and Gas Proppants reporting segment. These impairments were related to a sharp decline in customer demand for Northern White frac sand and for regional non-in-basin frac sand as more tons are produced and sold in-basin, along with significant price decreases of frac sand. Additionally, given these events, we also experienced a significant decline in the utilization of our sand railcar fleet in our transload network leading to a significant number of rail cars being put into storage and no longer used to deliver sand to our customers

(7)
Reflects costs incurred related to business optimization projects within our corporate center, which aim to measure and improve the efficiency, productivity and performance of our organization. While these costs are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses may recur in the future.

(8)
Reflects costs incurred related to idled sand facilities and closed corporate offices, including severance costs and remaining contracted costs such as office lease costs, maintenance, and utilities. While these costs are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses may recur in the future.

(9)
Gain on valuation change of royalty note payable due to a change in estimate of future tonnages and sales related to the sand shipped from our Tyler, Texas facility. These gains are not operational in nature and are not expected to continue for any singular event on an ongoing basis.

(10)
Reflects miscellaneous adjustments permitted under the Credit Agreement, such as recruiting fees and relocation costs. The three months ended March 31, 2020 also included $1.6 million in severance costs and $17.6 million related to the gain attributable to the bargain purchase of Arrows Up. For 2019, included $6.2 million of loss contingencies reserve as well as restructuring costs for actions that will provide future savings, storm damage costs, recruiting fees, relocation costs and a loss on sale of assets, partially offset by insurance proceeds of $2.2 million.The three months ended March 31, 2019 included $2.4 million related to facility closure costs and $2.2 million of loss contingencies reserve, partially offset by insurance proceeds of $2.2 million.

Supplemental Information
1)  What impact has the COVID-19 pandemic had on your operations and financial condition? What impact do you expect it to have on future operations and financial condition?
To date, we have experienced minimal operational disruptions as a direct result of the COVID-19 pandemic. However, going forward we expect some demand weakness from some of our industrial end markets like building products and automotive as a result of disruptions related to COVID-19. However, we expect demand for other industrial products such as diatomaceous earth and specialty clays to remain relatively strong.
2)  What is the capex guidance for the full year 2020? What is the split between maintenance and growth capex?
We expect capital expenditures in 2020 to be approximately $30.0 million, at the low end of the previous $30.0 to $40.0 million guidance and 75% lower compared with 2019 capital expenditures. The split between maintenance and growth capex is approximately 50-50.
3)  How much Oil & Gas sand capacity has U.S. Silica idled to date?
To date, U.S. Silica has idled seven facilities and reduced capacity at six other facilities, thereby reducing its staffed annual Oil & Gas production capacity from 24 million tons to 6 million tons.
U.S. Silica Holdings, Inc.
Investor Contacts
Arjun Sreekumar
Manager, Treasury and Investor Relations
281-394-9584
sreekumar@ussilica.com